AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2005

REGISTRATION NO. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

AMERICAN TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13114 Evening Creek Drive South San Diego, California 92128 (858) 679-2114 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	87-0361799 (I.R.S. Employer Identification Number)

Elwood G. Norris
Chairman of the Board
AMERICAN TECHNOLOGY CORPORATION
13114 Evening Creek Drive South
San Diego, California 92128
(858) 679-2114
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy To:
John D. Tishler, Esq.
Andreas F. Pour, Esq.
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
12544 High Bluff Drive, Suite 300
San Diego, California 92130-3051
(858) 720-8900
FAX: (858) 509-3691

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.00001 per share	4,603,270 shares	$5.305 per share(2)	$24,420,347	$2,874.27

(1)
In the event of a stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) under the Securities Act of 1933 based upon a per share price of $5.305, the arithmetic mean of the high ($5.40) and low ($5.21) prices of the common stock on August 10, 2005, as quoted on the NASDAQ SmallCap Market. It is not known how many shares will be purchased under this registration statement or at what prices shares will be purchased.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGIS-TRA-TION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECU-RITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 15, 2005

AMERICAN TECHNOLOGY CORPORATION

4,603,270 SHARES
COMMON STOCK

This prospectus may be used only for the sale or other disposition of up to 4,603,270 shares of common stock or interests therein by the selling stockholders identified in this prospectus. The selling stockholders will receive all of the proceeds from the sale or other disposition of the shares of common stock or interests therein under this prospectus. We will, however, receive the proceeds from the sale of shares of our common stock to certain selling stockholders to the extent they exercise for cash their warrants identified in this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

The selling stockholders may sell or otherwise dispose of the shares of common stock described in this prospectus or interests therein in public or private transactions, on or off the NASDAQ SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. See the “Plan of Distribution” on page .

Our common stock is quoted on the NASDAQ SmallCap Market under the symbol “ATCO.” On August 10, 2005, the last reported sale price for our common stock on the NASDAQ SmallCap Market was $5.32 per share.

An investment in our common stock involves a high degree of risk. See the heading “Risk Factors” commencing on page of this prospectus for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August ___, 2005

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus, unless otherwise indicated, “our company,”  “we,”  “us” or “our” refer to American Technology Corporation.

THE COMPANY

We are an innovator of proprietary sound reproduction technologies and products. We believe our sound technologies provide us a significant competitive advantage in our principal markets. We believe we are the leader in developing and commercializing parametric loudspeakers, branded as HyperSonic® sound or HSS®. We believe we are also the leader in developing and commercializing high intensity directed acoustical devices, branded as Long Range Acoustic Device or LRAD™ and Medium Range Acoustic Device or MRAD™. We have filed over 150 patent applications in the United States, and we have filed over 300 patent applications internationally covering our various sound technologies and products. We have over 45 patents issued in the United States and more than 55 patents issued internationally.

We make significant investments in research and development to expand our technology and product portfolio. We have recently expanded our acoustic device product family by (a) introducing a new force protection product, the MRAD, a smaller and more portable product that complements our existing LRAD device; (b) introducing and signing the first license agreement for our new SoundVector scaleable, directional sound product; and (c) introducing a new NeoPlanar product line for emergency notification and general announcing markets that require high intelligibility. In our fiscal quarter ending September 30, 2005, we expect to begin deliveries of the H450, our latest generation HSS product model employing a new plastic emitter. The H450 provides improved performance over our previous models at approximately half the cost. We are utilizing our technologies and products to provide solutions for difficult acoustic challenges.

The four major products from our technology portfolio are listed below:

•
OurHyperSonic sound, or HSS, technology is a new parametric speaker technology that creates sound “in the air.” Sound is generated along an air column using ultrasonic frequencies, which are those above the normal range of hearing. The HSS sound beam is highly directional and maintains sound volume over longer distances than traditional loudspeakers. We believe our substantial intellectual property portfolio and pioneering HSS products support our leadership position in the field of parametric non-linear acoustics for sound reproduction, as we continue to improve and release higher reliability, lower distortion and higher output level models of our HSS products.

•
Our LRAD and MRAD products incorporate technology which produces variable intensity acoustical sound intended for use in long-range and medium-range delivery of directional sound information, effectively a supercharged megaphone. Both LRAD and MRAD products are designed and used as directed hailing and warning systems by both government and commercial customers. We believe our LRAD and MRAD product innovation, our growing engineering capabilities, and our manufacturing and marketing competencies have established us as the leader in this new marketplace. We are marketing these products throughout the U.S. Department of Defense as “The Sound of Force Protection™”, and expanding target markets to include law enforcement and commercial customers with significant security concerns. In fiscal 2004, we developed a remote controlled pan/tilt version of LRAD for critical infrastructure force protection applications, and we demonstrated our competency to engineer additional new sound solutions for the U.S. Department of Defense. In 2005, we introduced the MRAD. MRAD is about half the size and weight of LRAD, and provides effective hailing and warning at approximately half the range of LRAD. The portable MRAD is expected to be particularly effective on armored vehicles for urban warfare, shorter-range checkpoints and access denial, plus multiple applications for local, national and international law enforcement.

•
Our NeoPlanar® technology is a thin film magnetic speaker that produces sound of high quality, low distortion and high volume. NeoPlanar applications include high-end sound, emergency notification and public address systems. In fiscal 2004, we began marketing NeoPlanar for use in large indoor spaces and in outdoor environments for emergency notification. NeoPlanar offers customers a new capability by delivering remarkably intelligible communications in difficult spaces such as aircraft hangar bays and at distances up to one-half mile.

•
Our SoundCluster™ technology is a new multi-element speaker cluster optimized for even sound coverage over large areas. Our SoundCluster product offers an improved level of intelligibility and clarity in high ambient noise environments. The SoundCluster satisfies flight deck safety and large area emergency notification requirements. The flexible and ruggedized SoundCluster design lends itself to installation in harsh environments, where conventional speakers may fail. During fiscal 2004, we deployed the first SoundCluster for use on a U.S. naval warship.

We believe we are uniquely equipped to provide our technologies and products in rapidly growing markets for new sound applications not currently served by conventional sound devices and as an alternative to conventional loudspeakers. We believe market factors such as the rapid growth of plasma and flat panel screens offer significant growth opportunities for our HSS focused sound solutions. We also believe that the growth in defense and homeland security and related protection spending by commercial customers provides a growing market for our sound products to be used for intelligible communication over long distances.

Our primary products sold to date have been LRAD and HSS products. During the nine months ended June 30, 2005, these products were manufactured for us by Pemstar, Inc., an established contract manufacturer with multiple locations worldwide.  However, during the quarter ended June 30, 2005, we terminated the relationship with Pemstar, and starting in our fiscal fourth quarter expect to start manufacturing LRAD and MRAD products at a new contract manufacturer. We are currently assembling HSS products at our San Diego facility from parts, components, and subassemblies provided by various suppliers and outside contractors.

Our sales have been highly dependent on large orders from a small number of customers.  We target our products for sale worldwide, but expect the largest markets to be the U.S., Europe and Asia. To date, our sales have been made in U.S. dollars and we do not expect currency fluctuations to have a material impact on our operations.

The number of shares offered by this prospectus is approximately 19.0% of our common shares outstanding on August 2, 2005, and 17.8% of our common stock assuming the issuance of the 1,686,919 shares offered by this prospectus which may be issued pursuant to the exercise of various warrants described under the heading “Issuance of Securities to Selling Stockholders”, commencing on page of this prospectus.

Our shares of common stock trade through the NASDAQ SmallCap Market under the symbol “ATCO.” Our mailing address is 13114 Evening Creek Drive South, San Diego, California, our telephone number is 858-679-2114 and our Internet website is located at http://www.atcsd.com/ The information on our website is not part of this prospectus.

RISK FACTORS

An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of common stock offered under this prospectus. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. Our results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Special Note Regarding Forward-Looking Statements” on page below.

We have a history of net losses. We expect to continue to incur net losses and we may not achieve or maintain profitability.

We have incurred significant operating losses and anticipate continued losses in the remainder of fiscal 2005. At June 30, 2005, we had an accumulated deficit of $49,060,128. We need to generate additional revenue to be profitable in future periods. Failure to achieve profitability, or maintain profitability if achieved, may cause our stock price to decline.

We may need additional capital for growth.

Our current plans indicate that depending on sales, we may need additional capital to support our growth.  We may generate a portion of these funds from operations.

The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated.  Principal factors that could affect the availability of our internally generated funds include:

•	government spending levels;

•	introduction of new competing technologies;

•	failure of sales from our Government Group and Commercial Group to meet planned projections;

•	product mix and effect on margins; and

•	acceptance of our products in new markets.

When we require additional funds, general market conditions or the then-current market price of our common stock may not support capital raising transactions.  If we require additional funds and we are unable to obtain them on a timely basis or on terms favorable to us, we may be required to scale back our research and development efforts, sell or license some or all of our technology or assets or curtail or cease operations.  If we raise additional funds by selling additional shares of our capital stock or securities convertible into common stock, the ownership interest of our stockholders will be diluted.

Our equity financings impose certain liquidated damages which may impair our liquidity and ability to raise capital.

In connection with our July 2005 equity financing, we entered into a registration rights agreement with some of the selling stockholders, pursuant to which we agreed to prepare and file the registration statement of which this prospectus forms a part covering the resale of the shares of common stock sold in the financing as well as the shares of common stock issuable upon the exercise of the warrants sold in the financing. If, among other reasons, those selling stockholders are unable to re-sell their shares purchased in the financing or acquired upon exercise of their related warrants, we may be obligated to pay liquidated damages to those selling stockholders in an amount up to 0.5% of the gross proceeds we received in that financing per month until January 14, 2006, and 1% of those gross proceeds per month thereafter. Similar provisions regarding the payment of liquidated damages apply to a financing we entered into in July 2003. The registration statement for that financing has been filed and is currently effective.

Two customers and their affiliates accounted for approximately 74% of our revenues for the three months ended June 30, 2005, the same two customers and their affiliates accounted for 89% of our revenues for the nine months ended June 30, 2005, and we continue to be dependent on a few large customers.

ADS, Inc., a prime vendor to the U. S. military, accounted for 62% of net revenues for the three months ended June 30, 2005 and a second customer and its affiliates accounted for 12% of revenues for the period. For the nine months ended June 30, 2005, ADS accounted for 79% of our revenues and a second customer and its affiliates accounted for 10% of our revenues. These customers have the right to cease doing business with us at any time. If this were to occur and we could not replace them, our net revenues would decline substantially. Any such decline could result in us incurring net losses, increasing our accumulated deficit and causing us to need to raise additional capital to fund our operations.

We must expand our customer base in order to grow our business.

To grow our business, we must fulfill orders from our existing customers, obtain additional orders from our existing customers, develop relationships with new customers and obtain and fulfill orders from new customers. We cannot guarantee that we will be able to increase our customer base. Further, even if we do obtain new customers, we cannot guarantee that those customers will purchase from us enough quantities of our product or at product prices that will enable us to recover our costs in acquiring those customers and fulfilling those orders. Whether we will be able to sell more of our products will depend on a number of factors, including:

•	our ability to manufacture reliable products that have the features that are required by our customers;

•	our ability to expand relationships with existing customers and to develop relationships with new customers that will lead to additional orders for our products;

•	our ability to develop and expand new markets for directed sound products; and

•	our ability to develop international product distribution directly or through strategic partners.

The growth of our Government Group revenues is materially dependent on acceptance of our LRAD and MRAD products by government, military and developing force protection and emergency response agencies, and if these agencies do not purchase our products, our revenues will be adversely affected.

Although our LRAD and MRAD products are designed for use by both government and commercial customers, the products have, to date, been predominantly sold for government use. Within the Government Group, our largest customer is a reseller of our products to end users in various branches of the military such as the U.S. Navy, U.S. Marine Corps, U.S. Army and the Department of Homeland Security. We have only recently achieved significant sales of LRAD products and are beginning to offer MRAD products for sale in our fiscal fourth quarter, and neither of the products have been widely accepted in the government market. Furthermore, the force protection and emergency response market is itself an emerging market which is changing rapidly. If our LRAD and MRAD products are not widely accepted by the government, military and the developing force protection and emergency response markets, we may not be able to identify other markets, and we may fail to achieve our sales projections.

Perceptions that long range hailing devices are unsafe or may be used in an abusive manner may hurt sales of our LRAD and MRAD products which could cause our revenues to decline.

Potential customers for our LRAD and MRAD products, including government, military and force protection and emergency response agencies may be influenced by claims or perceptions that long range hailing devices are unsafe or may be used in an abusive manner. These claims or perceptions could cause our product sales to decline. In addition, if these agencies have these perceptions, it will be difficult for us to grow our customer base beyond these markets. These factors could reduce future revenues, adversely affecting our financial condition and results of operations.

We are an early stage company introducing new products and technologies. If commercially successful products are not produced in a timely manner, we may be unprofitable or forced to cease operations.

Our HSS, NeoPlanar, LRAD and MRAD technologies have only recently been introduced to market and are still being improved. Commercially viable sound technology systems may not be successfully and timely produced by us due to the inherent risks of technology development, new product introduction, limitations on financing, manufacturing problems, competition, obsolescence, loss of key technical personnel and other factors. Revenues from our sound products have been limited to date and we cannot guarantee significant revenues in the future. The development and introduction of our products took longer than anticipated by management and the introduction of new products could also be subject to delays. Customers may not wait for newer versions of existing products or new products and may elect to purchase products from competitors. We experienced quality control problems with some of our initial commercial HSS units, and we may not be able to resolve future similar problems in a timely and cost effective manner. Products employing our sound technology may not achieve market acceptance. Our various sound projects are high risk in nature, and unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or result in a determination that further exploitation is unfeasible. If we do not successfully exploit our technology, our financial condition, results of operations and business prospects would be adversely affected.

Our products have never been produced in quantity, and we may incur significant and unpredictable warranty costs as these products are mass produced.

None of our products has been produced in sufficient quantities to be considered mass produced. Our technologies are substantially different from proven, mass produced sound transducer designs. We may incur substantial and unpredictable warranty costs from post-production product or component failures. We generally warrant our products to be free from defects in materials and workmanship for a period up to one year from the date of purchase, depending on the product.

At June 30, 2005, we had a warranty reserve of $228,487. We recorded substantial warranty reserves in prior years for early versions of our HSS products and have little history to predict future warranty costs. Future warranty costs could further adversely affect our financial position, results of operations and business prospects.

We could incur charges for excess and obsolete inventory.

Due to rapidly changing technology and uneven customer demand, product cycles tend to be short and the value of our inventory may be adversely affected by changes in technology that affect our ability to sell the products in our inventory. Therefore, periodically, it may be necessary to write off inventory as excess or obsolete.

While we will make every attempt to successfully manage product transition, including inventory control of older generation products when introducing new products, we have previously experienced and may, in the future, experience reductions in sales of older generation products as customers delay or defer purchases in anticipation of new product introductions. We currently have established reserves for slow moving or obsolete inventory. The reserves we have established for potential losses due to obsolete inventory may, however, prove to be inadequate and may give rise to additional charges for obsolete or excess inventory.

We do not have the ability to predict future operating results. Our quarterly and annual revenues will likely be subject to fluctuations caused by many factors, any of which could result in our failure to achieve our revenue expectations.

We expect our sound proprietary reproduction technologies will be the source of substantially all of our future revenues. Revenues from our sound proprietary reproduction technologies are expected to vary significantly due to a number of factors. Many of these factors are beyond our control. Any one or more of the factors listed below or other factors could cause us to fail to achieve our revenue expectations. These factors include:

•	our ability to develop and supply sound reproduction components to customers, distributors or OEMs or to license our technologies;

•	market acceptance of and changes in demand for our products or products of our customers;

•	gains or losses of significant customers, distributors or strategic relationships;

•	unpredictable volume and timing of customer orders;

•	the availability, pricing and timeliness of delivery of components for our products and OEM products;

•	fluctuations in the availability of manufacturing capacity or manufacturing yields and related manufacturing costs;

•	the timing of new technological advances, product announcements or introductions by us, by OEMs or licensees and by our competitors;

•	product obsolescence and the management of product transitions and inventory;

•	unpredictable warranty costs associated with new product models;

•	production delays by customers, distributors, OEMs or by us or our suppliers;

•	seasonal fluctuations in sales;

•	the conditions of other industries, such as military and commercial industries, into which our technologies may be licensed;

•	general consumer electronics industry conditions, including changes in demand and associated effects on inventory and inventory practices;

•	general economic conditions that could affect the timing of customer orders and capital spending and result in order cancellations or rescheduling; and

•	general political conditions in this country and in various other parts of the world that could affect spending for the products that we offer.

 Some or all of these factors could adversely affect demand for our products or technologies, and therefore adversely affect our future operating results.

Most of our operating expenses are relatively fixed in the short term. We may be unable to rapidly adjust spending to compensate for any unexpected sales or license revenue shortfalls, which could harm our quarterly operating results. We do not have the ability to predict future operating results with any certainty.

Our expenses may vary from period to period, which could affect quarterly results and our stock price.

If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur larger losses than anticipated for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

•	the timing and extent of our research and development efforts;

•	investments and costs of maintaining or protecting our intellectual property;

•	the extent of marketing and sales efforts to promote our products and technologies; and

•	the timing of personnel and consultant hiring.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete.

Technological competition from other and longer established electronic and loudspeaker manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than any of ours, rendering our technology and products obsolete or noncompetitive.

Sound reproduction markets are subject to rapid technological change, so our success will depend on our ability to develop and introduce new technologies.

Technology and standards in the sound reproduction markets evolve rapidly, making timely and cost-effective product innovation essential to success in the marketplace. The introduction of products with improved technologies or features may render our technologies obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our technologies do not perform well, our business and financial condition will be adversely affected. The life cycles of our technologies are difficult to estimate, particularly those such as HSS, LRAD and MRAD for which there are no well established markets. As a result, our technologies, even if successful, may become obsolete before we recoup our investment.

Our competitive position will be seriously damaged if we cannot obtain patent protection for important differentiating aspects of our products or otherwise protect intellectual property rights in our technology.

We rely on a combination of contracts and trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop and the agreements we enter into may not be enforceable.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection for our technology, particularly our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position will be significantly harmed because it will be much easier for competitors to sell products similar to ours. Alternatively, a competitor may independently develop or patent technologies that are substantially equivalent to or superior to our technology. For example, patent protection on our LRAD and MRAD products is limited, and we may not be able to prevent others from introducing products with similar functionality. If this happens, any patent that we may obtain may not provide protection and our competitive position could be significantly harmed.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection. In some countries outside of the United States where our products can be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in those countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Our competitive position will be seriously damaged if our products are found to infringe on the intellectual property rights of others.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•	redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Our HSS technology is subject to government regulation, which could lead to unanticipated expense or litigation.

Our HyperSonic sound technology emits ultrasonic vibrations, and as such is regulated by the Food and Drug Administration. In the event of certain unanticipated defects in an HSS product, a customer or we may be required to comply with FDA requirements to remedy the defect and/or notify consumers of the problem. This could lead to unanticipated expense, and possible product liability litigation against a customer or us. Any regulatory impediment to full commercialization of our HSS technology, or any of our other technologies, could adversely affect our results of operations.

We may face personal injury and other liability claims that harm our reputation and adversely affect our sales and financial condition.

Some of our products are capable of sufficient acoustic output to cause damage to human hearing or human health if used improperly, such as when the products are used at close ranges or for long periods of exposure. A person injured in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. Our product liability insurance coverage may be insufficient to pay all such claims. Product liability insurance may become too costly for us or may become unavailable for us in the future. We may not have sufficient resources to satisfy any product liability claims not covered by insurance which would materially and adversely affect our financial position. Significant litigation could also result in a diversion of management’s attention and resources, and negative publicity.

We may not be successful in obtaining the necessary licenses required for us to sell some of our products abroad.

Licenses for the export of certain of our products may be required from government agencies in accordance with various statutory authorities, including, for example, the Trading with the Enemy Act of 1917, the Arms Export Control Act of 1976, the Export Administration Act of 1979, or the International Emergency Economic Powers Act, as well as their implementing regulations and executive orders.

In the case of certain agreements involving equipment or services controlled under the International Traffic in Arms Regulations (ITAR) and sold at specified dollar volumes, the U.S. Department of State must notify Congress at least fifteen to thirty days, depending on the intended overseas destination, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale. Based on our current product lines, we do not anticipate the congressional notification requirement to have an immediate impact; however, as our product lines expand, this notification requirement could impact our ability to sell certain controlled products or services in the international market.

The need for export licenses and, when required, Congressional notification, can introduce a period of delay in our ability to consummate international transactions. Because issuance of an export license is wholly within the discretion of the controlling U.S. government agency, it is possible that, in some circumstances, we may not be able to obtain the necessary licenses for some potential transactions.

Our operations could be harmed by factors including political instability, natural disasters, fluctuations in currency exchange rates and changes in regulations that govern international transactions.

We expect to sell our products worldwide. The risks inherent in international trade may reduce our international sales and harm our business and the businesses of our customers and our suppliers. These risks include:

•	changes in tariff regulations;

•	political instability, war, terrorism and other political risks;

•	foreign currency exchange rate fluctuations;

•	establishing and maintaining relationships with local distributors and dealers;

•	lengthy shipping times and accounts receivable payment cycles;

•	import and export licensing requirements;

•	compliance with a variety of foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

•	greater difficulty in safeguarding intellectual property than in the U.S.; and

•	difficulty in staffing and managing geographically diverse operations.

These and other risks may preclude or curtail international sales or increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products.

Commercialization of our proprietary sound technologies depends on collaborations with other companies. If we are not able to maintain or find collaborators and strategic alliance relationships in the future, we may not be able to develop our proprietary sound technologies and products.

An important part of our strategy is to establish business relationships with leading participants in various segments of the electronics, government and sound reproduction markets to assist us in producing, distributing, marketing and selling products that include our proprietary sound technologies.

Our success will therefore depend on our ability to maintain or enter into new strategic arrangements with partners on commercially reasonable terms. If we fail to enter into such strategic arrangements with third parties, our financial condition, results of operations, cash flows and business prospects will be adversely affected. Any future relationships may require us to share control over our development, manufacturing and marketing programs or to relinquish rights to certain versions of our sound and other technologies.

We are dependent on third party manufacturers.

We do not have the capacity to manufacture all of our products internally and we are therefore dependent on third party manufacturers. At present, we manufacture NeoPlanar and SoundCluster internally only in small quantities and would need to outsource our manufacturing if sales of these products were to increase significantly. We have historically used a single third party contract manufacturer to manufacture our other products, and we intend to continue to use a single manufacturer for these products in the future. A contract manufacturing partner may not be able or willing to manufacture products for us in the quantities and at the level of quality that we require. If we need to seek additional third party manufacturers for our products, we may not be able to obtain acceptable replacement manufacturing sources on a timely basis. An extended interruption in the supply of our products could result in a substantial loss of sales. In addition, any actual or perceived degradation of product quality as a result of our reliance on third party manufacturers may have an adverse effect on sales or result in increased product returns and buybacks. Failure to maintain quality contract manufacturing could reduce future revenues, adversely affecting financial condition and results of operations.

We rely on outside suppliers to provide a large number of components incorporated in our products.

Our products have a large number of components produced by outside suppliers. In addition, for certain of these items, we qualify only a single source, which can magnify the risk of shortages and decrease our ability to negotiate with our suppliers on the basis of price. In particular, we depend on our HSS piezo-film supplier to provide expertise and materials used in our proprietary HSS emitters. If shortages occur, or if we experience quality problems with suppliers, then our production schedules could be significantly delayed or costs significantly increased, which would have a material adverse effect on our business, liquidity, results of operation and financial position.

Our contracts and subcontracts that are funded by the U.S. government or foreign governments are subject to government regulations and audits and other requirements.

Government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could have a material adverse effect on our business, financial condition or results of operations or increase the costs of competing for or performing government contracts. If we violate any of these regulations, then we may be subject to termination of these contracts, imposition of fines or exclusion from government contracting and government-approved subcontracting for some specific time period. In addition, our contract and subcontract costs and revenues may be subject to adjustment as a result of audits by government auditors.

We derive revenue from government contracts and subcontracts, which are often non-standard, may involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

Our Government Group business has involved and is expected in the future to involve providing products and services under contracts or subcontracts with U.S. federal, state, local and foreign government agencies. Obtaining contracts and subcontracts from government agencies is challenging, and contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	contain onerous procurement procedures; and

•	be subject to cancellation if government funding becomes unavailable.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder.

If our key employees do not continue to work for us, our business will be harmed because competition for replacements is intense.

Our performance is substantially dependent on the performance of our executive officers and key technical employees, including Elwood G. Norris, our Chairman, and Kalani Jones, our President and Chief Operating Officer. We are dependent on our ability to retain and motivate high quality personnel, especially highly skilled technical personnel. Our future success and growth also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, managerial and sales personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical, managerial or sales personnel in the future. The inability to attract and retain the necessary technical, managerial or sales personnel could cause our business, operating results or financial condition to suffer.

We may not address successfully the problems encountered in connection with any potential future acquisitions.

We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	problems maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering new markets in which we have no or limited prior experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.

If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by issuing equity or convertible debt securities, our stockholders would be diluted.

We are subject to increased costs as a result of newly adopted accounting and Securities and Exchange Commission regulations.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our management will be required by the end of fiscal 2005 to perform an evaluation of our internal control over financial reporting and have our independent auditor attest to that evaluation. Compliance with these requirements is expected to be expensive and time consuming. If we fail to timely complete this evaluation, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting.

In designing and evaluating our internal control over financial reporting, we recognize that any internal control or procedure, no matter how well designed and operated, can provide only reasonable assurance of achieving desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. No system of internal control can be designed to provide absolute assurance of effectiveness and any material failure of internal control over financial reporting could materially impact our reported financial results and the market price of our stock could significantly decline. In addition, adverse publicity related to a material failure of internal control over financial reporting would have a negative impact on our reputation and business.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.

Technology companies in general and our company in particular have a history of depending upon and using broad based employee stock option programs to hire, incentivize and retain employees in a competitive marketplace. Currently, we do not recognize compensation expense for stock options issued to employees or directors, except in limited cases involving modifications of stock options, and we instead disclose in the notes to our financial statements information about what such charges would be if they were expensed. An accounting standard setting body has recently adopted a new accounting standard that will require us to record equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We will be required to record these expenses beginning with our first quarter of fiscal 2006, which ends December 31, 2005. The change in accounting rules will lead to increased reported net loss or, should we become profitable, a decrease in reported earnings. This may negatively impact our future stock price. In addition, this change in accounting rules could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

There are a large number of shares that we sold in our 2005 equity financing that may be resold under this prospectus, and the sale of these shares may depress the price of our common stock.

To the extent that the selling stockholders sell shares of our common stock under this prospectus, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of additional shares available for sale in the market may cause holders of our common stock to sell their shares, which could contribute to a decline in our stock price.

The sale of material amounts of shares by the selling stockholders under this prospectus could encourage short sales by third parties. These sales could contribute to the future decline of our stock price.

The sale of material amounts of common stock by selling stockholders under this prospectus could also encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a stockholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because the seller can purchase the shares at a price which is lower than the price at which the seller sold the borrowed stock. Short sales could place downward pressure on the price of our common stock by increasing the number of shares being sold, which could contribute to the future decline of our stock price.

We may issue additional common stock in the future and this stock may reduce the value of your common stock.

We may issue additional shares of common stock without further action by our stockholders. Moreover, the economic and voting interests of each stockholder will be diluted as a result of such issuances. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events.

Sales of common stock issuable on the exercise of outstanding options and warrants may depress the price of our common stock.

As of July 18, 2005, we had outstanding options granted to our employees, directors and consultants to purchase 2,133,810 shares of our common stock, and had outstanding warrants issued to investors and others to purchase 3,890,153 shares of our common stock. The exercise prices for the options and warrants range from $2.00 to $11.00 per share. In the future we may issue additional convertible securities, options and warrants. The issuance of shares of common stock issuable upon the exercise of convertible securities, options or warrants could cause substantial dilution to holders of common stock, and the sale of those shares in the market could cause the market price of our common stock to decline. The potential dilution from these shares could negatively affect the terms on which we could obtain equity financing.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

Our stock price is volatile and may continue to be volatile in the future.

Our common stock trades on the NASDAQ SmallCap Market. The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

•	our anticipated or actual operating results;

•	developments concerning our sound reproduction technologies;

•	technological innovations or setbacks by us or our competitors;

•	conditions in the consumer electronics market;

•	announcements of merger or acquisition transactions;

•	changes in personnel within our company; and

•	other events or factors and general economic and market conditions.

The stock market in recent years has experienced extreme price and volume fluctuations that have affected the market price of many technology companies, and that have often been unrelated or disproportionate to the operating performance of companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,”“anticipate,”“may,”“will” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock or interests therein offered by this prospectus. We will issue an aggregate of 1,686,919 shares of common stock potentially offered by this prospectus only upon the exercise of stock purchase warrants by certain of the selling stockholders. If the selling stockholders exercise the stock purchase warrants for cash, we could receive proceeds of up to $10,813,299. There can be no assurance that the selling stockholders will exercise any of these warrants, or, if exercised, that they will be exercised for cash, that any of the underlying shares of common stock will be sold under this prospectus, or that we will receive any proceeds from the exercise of the stock purchase warrants.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

This prospectus covers securities which we issued in four separate transactions.

July 2005 Financing. We entered into a securities purchase agreement, dated as of July 14, 2005, with some of the selling stockholders. We refer to these selling stockholders as the July 2005 Financing stockholders. The July 2005 Financing stockholders paid us an aggregate of $14 million in gross proceeds in consideration for 2,868,851 shares of our common stock at a price of $4.88 per share. In connection with this financing, we issued two warrants to each July 2005 Financing stockholder. The “A” Warrants are exercisable for an aggregate of 717,213 shares of common stock at an exercise price of $6.36 per share. These warrants are exercisable from January 18, 2006 until July 18, 2009. The “B” Warrants are exercisable for an aggregate of 864,706 shares of common stock at an exercise price of $7.23 per share. These warrants are exercisable from the date the registration statement of which this prospectus is a part becomes effective until the date six months after that date. The exercise price of these warrants, and the number of shares of our common stock for which these warrants may be exercised, is subject to adjustment if in the future we sell shares of our common stock for, or issue options, warrants or convertible securities which may be exercised or converted into shares of our common stock at an exercise or conversion price, less than their respective effective exercise prices.

Each of the July 2005 Financing stockholders represented that it had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the July 2005 Financing stockholders represented that it qualified as an “accredited investor”, as that term is defined in Rule 501 under the Securities Act of 1933.

We have granted the July 2005 Financing stockholders a first right to participate in any proposed sale of equity securities by us until the one-year anniversary of the date the registration statement of which this prospectus is a part becomes effective. This right does not apply to the issuance of securities upon exercise or conversion of previously outstanding securities, to the grant of options under company plans, including inducement grants, to certain strategic transactions, or to a firm commitment underwriting that results in net proceeds to us of at least $10 million.

We also agreed to file a registration statement, of which this prospectus is a part, prior to August 17, 2005 to register for resale the shares purchased under the securities purchase agreement as well as the shares that may be purchased under the warrants. We also agreed to have this registration statement declared effective as soon as possible and in any event within ninety days after July 18, 2005. Once the registration statement is declared effective, we have agreed to use our best efforts to keep it effective for five years after the date the registration statement is declared effective, or the earlier date when all of the shares covered by this prospectus have been sold or may be sold without volume restrictions in accordance with Rule 144(k) under the Securities Act of 1933. If we do not comply with our registration obligations, we have agreed to pay to each selling stockholders liquidated damages of up to 1% of its investment amount per month that we are out of compliance with our registration obligations. We have also agree to pay liquidated damages in that amount during any time that the exercisability of the warrants is suspended.

December 2004 Financing. We entered into a promissory note and warrant purchase agreement, dated as of December 23, 2004, with some of the selling stockholders. We refer to these selling stockholders as the December 2004 Financing stockholders. The December 2004 Financing stockholders paid us an aggregate of $2 million in gross proceeds in consideration for 8% unsecured subordinated promissory notes due December 31, 2006. In connection with this financing, we issued warrants to each December 2004 Financing stockholder exercisable for an aggregate of 75,000 shares of our common stock at an exercise price of $9.28 per share (for purchases by our directors, officers, employees or consultants, or affiliates of such persons), and for an aggregate of 75,000 shares of our common stock at an exercise price of $8.60 per share (for other purchasers). These warrants are exercisable until December 31, 2009.

Each of the December 2004 Financing stockholders represented that it had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the December 2004 Financing stockholders represented that it qualified as an “accredited investor”, as that term is defined in Rule 501 under the Securities Act of 1933.

We granted the December 2004 Financing stockholders the right to be included on any registration statement we file, subject to customary exceptions and cut-back rights.

ESI Settlement. We entered into a settlement agreement and mutual release, on April 27, 2005, with three of the selling stockholders, which stockholders we refer to as the ESI stockholders, to settle litigation between us, eSoundIdeas, Inc. and its principles. As part of the settlement, we agreed to issue 17,500 shares of our common stock to the ESI stockholders.

Each of the ESI stockholders represented that it had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws.

We also granted the ESI stockholders “piggyback” rights to have their shares included on future registration statements we might file.

Jackson Strategic. As partial payment for its consulting services, we issued Jackson Strategic, Inc. a stock option to acquire 30,000 shares of our common stock at an exercise price of $2.75 per share. Jackson Strategic exercised this option in January 2005. We are including these shares in this prospectus as an accommodation to Jackson Strategic.

SELLING STOCKHOLDERS

We are registering for sale or other disposition shares of our common stock held by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees or other successors.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of July 18, 2005. This information is based upon information provided by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

Except as described below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the securities described under the heading “Issuance of Securities to Selling Stockholders” in the ordinary course of business and, at the time of purchase of those securities, did not have any plans to dispose of the shares offered by this prospectus.

Selling Stockholder	Common Stock Beneficially Owned Prior to Offering		Common Stock Underlying Warrants Beneficially Owned Prior to Offering		Common Stock to be Offered Pursuant to this Prospectus (1)	Common Stock Beneficially Owned After the Offering (2)
Special Situations Fund III, L.P. (3)	726,458	(4)	395,479		1,112,692	--	--
Special Situations Private Equity Fund, L.P. (3)	301,229		166,101		467,330	--	--
Special Situations Technology Fund, L.P. (3)	72,599	(5)	31,638		89,015	--	--
Special Situations Technology Fund II, L.P. (3)	452,986	(6)	197,739		556,345	--	--
SDS Capital Group SPC, Ltd. (7)	204,918		169,813	(8)	317,913	--	--
Iroquois Master Fund Ltd. (9)	614,754		338,983		953,737	--	--
Pequot Scout Fund, L.P. (10)	405,023		223,335		628,358	--	--
Pequot Mariner Master Fund, L.P. (10)	209,731		115,649		325,380	--	--
E. H. Hitchcock Charitable Foundation (11)	--		3,750		3,750	--	--
George A. Long (12)	51,200	(13)	7,500		7,500	--	--
James & Josephine Zolin (12)	328,900	(13)	101,800	(14)	7,500	--	--
Patience Partners LP (15)	5,000	(13)	3,750		3,750	--	--
Richard G. Daniels (12)	64,102	(13)	36,250	(16)	3,750	--	--
Robert D. van Roijen Jr. (15)	20,000	(13)	15,000		15,000	--	--
Urban LaRiccia (12)	--		3,750		3,750	--	--
Norris Family 1997 Trust (17)	3,629,015	(13)	37,500		37,500
Sunrise Capital, Inc. (18)	35,000	(13)	122,500	(19)	7,500	--	--
Sunrise Management, Inc. Profit Sharing Plan (18)	38,000	(13)	33,500	(20)	7,500	--	--
Philip & Thea Putnam (21)	33,500	(13)	7,500		7,500	--	--
Greg Endsley (22)	5,250		--		5,250	--	--
Douglas Paschall (22)	5,852	(23)	--		5,250	--	--
Gordon & Holmes, A Partnership of Professional Corporations (24)	7,000		--		7,000	--	--
Jackson Strategic, Inc. (25)	30,000		--		30,000	--	--

(1)
Includes the shares of common stock which are the subject of this prospectus as follows: 2,916,351 shares of common stock previously issued and 1,686,919 shares of common stock that may be acquired by the selling stockholders upon exercise of their respective warrants.

(2)
Assumes that all shares included in this prospectus and any other shares held before the commencement of the offering are sold and that the selling stockholders do not acquire any additional shares of our common stock..

(3)
Each of these selling stockholders is a July 2005 Financing stockholder. MGP Advisors Limited Partnership, or MGP, is the general partner of the Special Situations Fund III, L.P. AWM Investment Company, Inc., or AWM, is the general partner of MGP. SST Advisers, L.L.C., or SSTA, is the general partner of, and investment adviser to, the Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. MG Advisers, L.L.C., or MG, is the general partner of, and investment adviser to, the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG, and are principally responsible for the selection, acquisition, voting and disposition of the portfolio securities by each investment adviser on behalf of its fund. Both Messrs. Marxe and Greenhouse share voting and dispositive power with respect to shares held by these selling stockholders.

(4)	9,245 of these shares were acquired in open market transactions prior to the July 2005 Financing and are not being offered under this prospectus.
(5)	15,222 of these shares were acquired in open market transactions prior to the July 2005 Financing and are not being offered under this prospectus.
(6)	94,380 of these shares were acquired in open market transactions prior to the July 2005 Financing and are not being offered under this prospectus.
(7)
A July 2005 Financing stockholder. SDS Management, LLC, or SDSM, is the investment manager of SDS Capital Group SPC, Ltd. Mr. Steve Darby is the Managing Member of SDSM. Mr. Steve Darby and SDSM each may be deemed to have shared voting and dispositive power with respect to shares held by SDS Capital Group SPC, Ltd. BayStar Capital II, L.P., an affiliate of SDS Capital Group SPC, Ltd., owns a warrant issued in connection with a previous financing. Mr. Steve Darby may be deemed to have voting and dispositive power with respect to shares held by BayStar Capital II, L.P.

(8)	56,818 of these shares are subject to a warrant issued to SDS Merchant Fund, L.P. in connection with the July 2003 Financing, and are not being offered under this prospectus.
(9)	A July 2005 Financing stockholder. Mr. Joshua Silverman has voting and dispositive power with respect to shares held by Iroquois Master Fund Ltd.

(10)
Each of these selling stockholders is a July 2005 Financing stockholder. Pequot Capital Management, Inc., or PCM, is the investment manager of Pequot Scout Fund, L.P. and Pequot Mariner Master Fund, L.P. and the beneficial owner of the listed securities. Mr. Arthur J. Samberg is the sole shareholder of PCM and has voting and dispositive power with respect to shares held by Pequot Scout Fund, L.P. and Pequot Mariner Master Fund, L.P. In August 2004, an affiliate of these selling stockholders purchased shares in a private placement of a broker-dealer admitted to membership in the National Association of Securities Dealers, Inc.

(11)
A December 2004 Financing stockholder. Mr. Harrison H. Augur is the trustee of E. H. Hitchcock Charitable Foundation and has both voting and dispositive power with respect to shares held by E. H. Hitchcock Charitable Foundation.

(12)	A December 2004 Financing stockholder.
(13)	None of these shares is being offered under this prospectus.
(14)	94,300 of these shares are subject to warrants issued to James and/or Josephine Zolin in connection with various financings, and are not being offered under this prospectus.
(15)
Each of these selling stockholders is a December 2004 Financing stockholder. Messrs. Robert D. van Roijen Jr. and Harrison Augor are the general partners of Patience Partners LP and share voting and dispositive power with respect to shares held by Patience Partners LP.

(16)
7,500 of these shares are subject to a warrant issued to Mr. Richard G. Daniels in connection with a previous financing, and are not being offered under this prospectus. 25,000 of these shares are subject to a warrant issued to Richard and Mary Daniels Family Trust in connection with a previous financing, and are not being offered under this prospectus.

(17)
The Norris Family 1997 Trust is a December 2004 Financing stockholder. The trust has two trustees, Mr. Elwood G. Norris and Ms. Stephanie A. Norris, who share voting and dispositive power with respect to shares held by the Norris Family 1997 Trust. Mr. Elwood G. Norris has been one of our directors since August 1990 and currently serves as the chairman of our board. Ms. Stephanie A. Norris is the wife of Mr. Elwood G. Norris.

(18)
Each of these selling stockholders is a December 2004 Financing stockholder. Mr. James Barnes and Ms. Takako Barnes are the sole trustees of Sunrise Management, Inc. Profit Sharing Plan and are officers and directors of Sunrise Capital, Inc. Mr. James Barnes and Ms. Takako Barnes are also trustees of the Palermo Trust, which owns 124,500 shares of our common stock and warrants to acquire 29,500 shares of our common stock issued in connection with several of our previous financings. Mr. James Barnes and Ms. Takako Barnes share voting and dispositive power with respect to shares held by these selling stockholders and the Palermo Trust.

(19)	115,000 of these shares are subject to warrants issued to Sunrise Capital, Inc. in connection with various financings and as payment for services, and are not being offered under this prospectus.
(20)	26,000 of these shares are subject to warrants issued to Sunrise Management, Inc. Profit Sharing Plan in connection with various financings, and are not being offered under this prospectus.

(21)	A December 2004 Financing stockholder. Mr. Philip Putnam is a principal of Flagstone Securities, a broker-dealer admitted to membership in the National Association of Securities Dealers, Inc.
(22)	An ESI stockholder.
(23)	602 of these shares are held by the children of Mr. Douglas Paschall, with respect to which he has voting and dispositive power, and are not being offered under this prospectus.
(24)
An ESI stockholder. Mr. Frederic L. Gordon and Ms. Rhonda J. Holmes are partners of Gordon & Holmes, A Partnership of Professional Corporations, and share voting power with respect to shares held by the firm.

(25)
Mr. Jonathan A. Berg is the sole stockholder of Jackson Strategic, Inc. and has voting and dispositive power with respect to shares held by Jackson Strategic, Inc. Mr. Jonathan A. Berg beneficially owns 25,400 shares of our common stock and a warrant to acquire 50,000 additional shares of our common stock. Mr. Jonathan A. Berg’s IRA additionally holds 120,809 shares of our common stock and warrants to acquire 37,000 additional shares of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the applicable selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The audited financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

On June 29, 2005, BDO Seidman, LLP, the independent registered public accounting firm previously engaged as the principal accountant to audit our financial statements, resigned as our independent registered public accounting firm. On July 6, 2005 we engaged Swenson Advisors, LLP as our new principal independent registered public accounting firm to audit our financial statements for the fiscal year ending September 30, 2005. Swenson Advisors, LLP has not audited any financial statements or schedules incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that was filed with the Securities and Exchange Commission, which we sometimes refer to as the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site (http://www.sec.gov/) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual report on Form 10-K, as amended, for our fiscal year ended September 30, 2004;

•	Quarterly Reports on Form 10-Q, as amended, for our fiscal quarters ended December 31, 2004 and March 31, 2005;

•	Quarterly Report on Form 10-Q, as amended, for our fiscal quarter ended June 30, 2005;

•
Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 22, 2004, December 17, 2004, January 18, 2005 (amended January 21, 2005), January 31, 2005, March 21, 2005, March 24, 2005, March 25, 2005, April 1, 2005, May 3, 2005 (with respect to disclosure made under Items 1.01 and 3.02 only), June 17, 2005, July 1, 2005, July 6, 2005, July 13, 2005 and July 19, 2005; and

•	Registration Statement on Form 10-SB, effective August 1, 1994, which includes a description of our common stock.

•
We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement.

•
We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

You may obtain copies of these documents on the web site maintained by the SEC at www.sec.gov, or from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by contacting us at American Technology Corporation, 13114 Evening Creek Drive South, San Diego, California 92128, Attn: Director, Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth our costs and expenses in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

AMOUNT
Commission Registration Fee	$2,874.27
Printing and Related Fees	3,000.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	18,000.00
Miscellaneous Expenses	1,125.73
Total	$45,000.00

ITEM 15. LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys’ fees and other expenses, fines, settlements and liabilities he or she incurs to defend, settle or satisfy any administrative, civil or criminal action brought against him or her arising out of his or her association with or activities on our behalf, so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our interests and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In addition, if the officer, director, employee or agent is successful on the merits or otherwise, we are obligated to indemnify him or her against his or her costs, charges and expenses, including attorneys’ fees. We may also advance the expenses of any litigation to any of these persons upon his or her promise to repay the advances if it is ultimately determined that he or she is not entitled to indemnification. These expenditures could be substantial and may not be recouped, even if we are so entitled. The foregoing provisions of our Certificate of Incorporation are similar to the provisions of Section 145 of the Delaware General Corporation Law.

Pursuant to the Delaware General Corporation Law, our Certificate of Incorporation excludes personal liability on the part of our directors to our company or our stockholders for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the Delaware General Corporation Law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. If any amendment to the Delaware General Corporation Law authorizes the further elimination of liability of our directors, then the liability of our directors will be limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Many of the selling stockholders have agreed to indemnify us and our officers, directors and controlling shareholders against attorneys’ fees and other expenses, fines, settlements and liabilities arising solely out of the selling stockholder’s failure to comply with the prospectus delivery requirements of the Securities Act of 1933 or any untrue statement of a material fact contained in this prospectus, or in any amendment or supplement hereto, or arising solely out of or based solely upon any omission of a material fact required to be stated in this prospectus or necessary to make the statements herein not misleading, to the extent based on information provided by the selling stockholder in writing for use in this prospectus.

We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We currently have directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

ITEM 16. INDEX TO EXHIBITS.

Number	Exhibit
3.1	Certificate of Incorporation of American Technology Corporation (Delaware) dated March 1, 1992. Filed as Exhibit 2.1 on Form 10-SB effective August 1, 1994 and incorporated herein by reference.
3.2
Amendment to Certificate of Incorporation of American Technology Corporation dated March 24, 1997 and filed with Delaware on April 22, 1997. Filed as Exhibit 3.1.1 on Form 10-QSB for the quarter ended March 31, 1997, dated May 13, 1997 and incorporated herein by reference.

3.3
Corrected Certificate of Designations of Series A Convertible Preferred Stock dated and filed with Delaware on August 25, 1997. Filed as Exhibit 3.1.3 on Form 8-K dated August 29, 1997 and incorporated herein by reference.

3.4
Corrected Certificate of Designations of Series B Convertible Preferred Stock filed with Delaware on December 23, 1998. Filed as Exhibit 3.1.4 on Form 10-KSB for the year ended September 30, 1998, dated December 29, 1998 and incorporated herein by reference.

3.5	Corrected Certificate of Designation of Series C Preferred Stock filed with Delaware on April 19, 2000. Filed as Exhibit 3.1.5 on Form 8-K dated April 19, 2000 and incorporated herein by reference.
3.6
Certificate of Designation of Series D Preferred Stock filed with Delaware on May 3, 2002. Filed as Exhibit 3.1 on Form 10-Q for the quarter ended March 31, 2002, dated May 15, 2002 and incorporated herein by reference.

3.7
Certificate of Amendment to Certificate of Incorporation filed with Delaware on September 26, 2002. Filed as Exhibit 3.1.6 on Form 10-K for the year ended September 30, 2002, dated December 23, 2002 and incorporated herein by reference.

3.8	Certificate of Designation of Series E Preferred Stock filed with Delaware on February 28, 2003. Filed as Exhibit 4.2 on Form 8-K dated March 6, 2003 and incorporated herein by reference.
3.9	Restated Bylaws of American Technology Corporation. Filed as Exhibit 3.1 on Form 10-Q for the quarter ended December 31, 2004, filed on February 11, 2005 and incorporated herein by reference.
4.1	Specimen Common Stock Certificate.
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page).
99.1
Securities Purchase Agreement, dated July 14, 2005, with the purchasers listed on the signature pages thereof. Filed as Exhibit 99.1 on Form 8-K filed July 19, 2005 and incorporated herein by reference.

99.2	Form of Warrant A, originally issued July 18, 2005, in favor of the purchasers in the July 2005 Financing. Filed as Exhibit 99.3 on Form 8-K filed July 19, 2005 and incorporated herein by reference.
99.3	Form of Warrant B, originally issued July 18, 2005, in favor of the purchasers in the July 2005 Financing. Filed as Exhibit 99.4 on Form 8-K filed July 19, 2005 and incorporated herein by reference.
99.4
Registration Rights Agreement, dated July 14, 2005, with the purchasers listed on the signature pages thereof. Filed as Exhibit 99.2 on Form 8-K filed July 19, 2005 and incorporated herein by reference.

99.5
Promissory Note and Warrant Purchase Agreement, dated December 23, 2004, with the purchasers described therein. Filed as Exhibit 10.39 on Form 10-K filed December 28, 2004 and incorporated herein by reference.

99.6
Form of Warrant, originally issued December 23, 2004, in favor of the purchasers in our December 2004 Financing. Filed as Exhibit 10.41 on Form 10-K filed December 28, 2004 and incorporated herein by reference.

99.7
Agreement of Settlement and Mutual Release, dated April 27, 2005, with eSoundIdeas, Inc., SoundIdeas, Greg O. Endsley, Douglas J. Paschall and Gordon & Homes. Filed as Exhibit 10.14 on Form 10-Q filed August 9, 2005 and incorporated herein by reference.

99.8
Registration Rights Agreement, dated April 27, 2005, with Greg O. Endsley, Douglas J. Paschall and Gordon & Homes. Filed as Exhibit 10.15 on Form 10-Q filed August 9, 2005 and incorporated herein by reference.

99.9	Option Agreement, made as of January 28, 2002 with Jackson Strategic, Inc.

ITEM 17. UNDERTAKINGS.

 We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus we filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 12th day of August, 2005.

AMERICAN TECHNOLOGY CORPORATION

By:	/s/ Elwood G. Norris

Elwood G. Norris Chairman of the Board

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Elwood G. Norris, Kalani Jones and Michael A. Russell, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of registrant in the capacities and on the dates indicated.

Date: August 12, 2005	By: /s/ Elwood G. Norris Elwood G. Norris Chairman of the Board and Director (Co-Principal Executive Officer)

Date: August 12, 2005	By: /s/ Kalani Jones Kalani Jones President, Chief Operating Officer and Director (Co-Principal Executive Officer)

Date: August 12, 2005	By: /s/ Michael A. Russell Michael A. Russell, Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 12, 2005	By: /s/ David J. Carter David J. Carter Director

Date: August 12, 2005	By: /s/ Richard M. Wagner Richard M. Wagner Director

Date: August 12, 2005	By: /s/ Daniel Hunter Daniel Hunter Director

Date: August 12, 2005	By: /s/ John R. Zavoli John R. Zavoli Director

EXHIBIT INDEX

Number	Exhibit
3.1	Certificate of Incorporation of American Technology Corporation (Delaware) dated March 1, 1992. Filed as Exhibit 2.1 on Form 10-SB effective August 1, 1994 and incorporated herein by reference.
3.2
Amendment to Certificate of Incorporation of American Technology Corporation dated March 24, 1997 and filed with Delaware on April 22, 1997. Filed as Exhibit 3.1.1 on Form 10-QSB for the quarter ended March 31, 1997, dated May 13, 1997 and incorporated herein by reference.

3.3
Corrected Certificate of Designations of Series A Convertible Preferred Stock dated and filed with Delaware on August 25, 1997. Filed as Exhibit 3.1.3 on Form 8-K dated August 29, 1997 and incorporated herein by reference.

3.4
Corrected Certificate of Designations of Series B Convertible Preferred Stock filed with Delaware on December 23, 1998. Filed as Exhibit 3.1.4 on Form 10-KSB for the year ended September 30, 1998, dated December 29, 1998 and incorporated herein by reference.

3.5	Corrected Certificate of Designation of Series C Preferred Stock filed with Delaware on April 19, 2000. Filed as Exhibit 3.1.5 on Form 8-K dated April 19, 2000 and incorporated herein by reference.
3.6
Certificate of Designation of Series D Preferred Stock filed with Delaware on May 3, 2002. Filed as Exhibit 3.1 on Form 10-Q for the quarter ended March 31, 2002, dated May 15, 2002 and incorporated herein by reference.

3.7
Certificate of Amendment to Certificate of Incorporation filed with Delaware on September 26, 2002. Filed as Exhibit 3.1.6 on Form 10-K for the year ended September 30, 2002, dated December 23, 2002 and incorporated herein by reference.

3.8	Certificate of Designation of Series E Preferred Stock filed with Delaware on February 28, 2003. Filed as Exhibit 4.2 on Form 8-K dated March 6, 2003 and incorporated herein by reference.
3.9	Restated Bylaws of American Technology Corporation. Filed as Exhibit 3.1 on Form 10-Q for the quarter ended December 31, 2004, filed on February 11, 2005 and incorporated herein by reference.
4.1	Specimen Common Stock Certificate.
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page).
99.1
Securities Purchase Agreement, dated July 14, 2005, with the purchasers listed on the signature pages thereof. Filed as Exhibit 99.1 on Form 8-K filed July 19, 2005 and incorporated herein by reference.

99.2	Form of Warrant A, originally issued July 18, 2005, in favor of the purchasers in the July 2005 Financing. Filed as Exhibit 99.3 on Form 8-K filed July 19, 2005 and incorporated herein by reference.
99.3	Form of Warrant B, originally issued July 18, 2005, in favor of the purchasers in the July 2005 Financing. Filed as Exhibit 99.4 on Form 8-K filed July 19, 2005 and incorporated herein by reference.
99.4
Registration Rights Agreement, dated July 14, 2005, with the purchasers listed on the signature pages thereof. Filed as Exhibit 99.2 on Form 8-K filed July 19, 2005 and incorporated herein by reference.

99.5
Promissory Note and Warrant Purchase Agreement, dated December 23, 2004, with the purchasers described therein. Filed as Exhibit 10.39 on Form 10-K filed December 28, 2004 and incorporated herein by reference.

99.6
Form of Warrant, originally issued December 23, 2004, in favor of the purchasers in our December 2004 Financing. Filed as Exhibit 10.41 on Form 10-K filed December 28, 2004 and incorporated herein by reference.

99.7
Agreement of Settlement and Mutual Release, dated April 27, 2005, with eSoundIdeas, Inc., SoundIdeas, Greg O. Endsley, Douglas J. Paschall and Gordon & Homes. Filed as Exhibit 10.14 on Form 10-Q filed August 9, 2005 and incorporated herein by reference.

99.8
Registration Rights Agreement, dated April 27, 2005, with Greg O. Endsley, Douglas J. Paschall and Gordon & Homes. Filed as Exhibit 10.15 on Form 10-Q filed August 9, 2005 and incorporated herein by reference.

99.9	Option Agreement, made as of January 28, 2002 with Jackson Strategic, Inc.